Exhibit 4.13

                              DATED 17th April 2003

                         (1) VOLODYMYR V. DONCHENKO and

                               MICHEL UYTTEBROECK

                                       and

                               (2) FUTUREMEDIA PLC



                                    AGREEMENT
                             RELATING TO THE SALE OF
                      THE WHOLE OF THE ISSUED SHARE CAPITAL
                           OF AKTIVNA OBJECTS LIMITED


                                The Corn Exchange
                                  Baffins Lane
                                   Chichester
                                   West Sussex
                                    PO19 1GE
                                Tel: 01243 786111
                                Fax: 01243 536787
                                  Ref: NJR/JRC
                               www.thomaseggar.com

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THIS AGREEMENT is made the 17 day of April 2003

BETWEEN:

(1) VOLODYMYR V. DONCHENKO of 151 rue Jourdan, B-1060 Brussels, Belgium and MICHEL UYTTEBROECK of rue de la Brasserie, B-1050 Brussels, Belgium (together, the "Vendors"); and

(2) FUTUREMEDIA PLC (registered in England no. 01616681) whose registered office is at Media House, Arundel Road, Walberton, Arundel, West Sussex BN18 0QP (the "Purchaser")

WHEREAS:

Aktivna Objects Limited is a private company limited by shares and registered in England and Wales under company number 4722961 whose registered office is at The Corn Exchange, Baffins Lane, Chichester, West Sussex PO19 1GE and has at the date of this Agreement an authorized share capital of GBP1,000 divided into Ordinary Shares of GBP1 each, of which 100 are in issue and are fully paid.

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION:

      1.1. In this Agreement the following words

            "Agreement" means this Agreement and includes the Recital;

            "Business Day" a day (other than a Saturday or Sunday) when banks are open for business in London;

            "Company" means Aktivna Objects Limited;

            "Completion" means completion of the sale and purchase of the shares;

            "Consideration" means the total purchase price payable by the Purchaser to the Vendors in respect of the Shares pursuant to Clause;

            "Consideration Shares" means ordinary shares of 1 1/9 pence each of the Purchaser credited as fully paid;

            "Encumbrance" means any mortgage, charge, security, interest, lien, pledge, hypothecation, assignment by way of security, equity, claims, right of pre-emption, option, charge, covenant, restriction, reservation, lease, trust, order, decree, judgment, title deficit (including retention of title clauses), conflicting claim of ownership or any third party's rights or encumbrance of any `nature whatsoever (whether or not perfected);

            "Intellectual Property Rights" means design rights, trade marks and service marks (in each case whether registered or not), patents, registered designs, copyright, rights in databases, utility models and all similar property rights, whether registrable or not, including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programs, semiconductor topographies, confidential information, business or brand names, domain names, metatags, goodwill or style of presentation of goods or services, including applications for protection of any such rights, related to the Software only;


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

            "Loan" means the sum of US$ 100,000 due from the Company to the Vendors by way of interest-free loan as consideration for their assignment to the Company of the Software;

            "Shares" means the 100 ordinary shares of GBP1 each in the Company to be sold fully paid and purchased pursuant to Clause SALE OF;

            "Software" means the software owned by Company and as more specifically identified by an assignment dated April 17, 2003 between the Vendors and the Company, a copy of which is attached as Annex 1 to this Agreement.

      1.2. Any reference to an enactment or a statutory instrument is a reference to it or them as amended, re-enacted or replaced (before or after the date of this Agreement) and any subordinate legislation made under it.

      1.3. The headings used in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

      1.4. Words and expressions used herein importing the singular number shall include the plural number and vice versa and importing one gender shall include any other.

      1.5. Any references to a Clause shall be to a clause of this Agreement.

      1.6. Reference to persons includes individuals, firms, bodies corporate, unincorporated associations and partnerships.

      1.7. The Recitals form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

      1.8. General words introduced by the word "other" shall not be given a restrictive meaning because they are preceded by words indicating a particular class of acts, matters or things and shall not be given a restrictive meaning because they are followed by particular examples intended to be embraced by the general words.

      1.9. References to individual persons shall be deemed to include his or her respective heirs, estates, successors in title, personal representatives and assigns.

2. SALE OF COMPANY

      2.1. The Vendors as legal and beneficial owners of the Shares and with full title guarantee shall sell and the Purchaser shall purchase the Shares on and with effect from Completion.


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

      2.2. The Shares shall be sold free from all Encumbrances and together with all rights which now are or at any time may become attached to them and all dividends and distributions declared, made or paid thereon after Completion.

      2.3. The Vendors waive any pre-emption rights which they may have relating to the Shares whether conferred by the Articles of Association of the Company or otherwise.

3. CONSIDERATION

      3.1. The Consideration for the sale of the Shares shall be the sum of US$350,000 to be satisfied as follows: the sum of US$ 350,000 to be satisfied by the allotment and issue credited as fully paid to the Vendors on Completion of 3,500,000 Consideration Shares.

      3.2. As between themselves the Vendors shall be entitled to the Consideration in the proportions of 65 % to Volodymyr V. Donchenko and 35 % to Michel Uyttebroeck.

4. COMPLETION

      4.1. Completion shall take place forthwith on execution of this Agreement at the offices of Thomas Eggar, The Corn Exchange, Baffins Lane, Chichester, P019 1GE.

      4.2. On Completion, the Vendors shall irrevocably waive and release the Company from the Loan.

      4.3. On Completion the Vendors shall deliver to the Purchaser:

            4.3.1 the duly executed transfers in favour of the Purchaser of the Shares;

            4.3.2 the share certificates representing the Shares; and

            4.3.3 letters of resignation of the Vendors as directors of the Company in the agreed form.

      4.4. Upon completion of all the matters referred to in Clauses the CD-ROM containing source code, documentation and other computer data as stipulated in Software description in Annex 1, and the Purchaser shall pay the Consideration for the Shares payable under Clause shall as soon as is reasonably practicable after Completion procure the issue to the Vendors of American Depositary Receipts in respect of the Consideration Shares.

      4.5. Subject to Completion and compliance by the Purchaser with its obligations under Clause , the Vendors hereby appoint the Purchaser as their attorney in respect of the Shares registered in the Vendors' names pending registration thereof in the name of the Purchaser (or such name as it shall direct) to exercise all voting and other rights attaching to the Shares and to receive all dividends or other distributions in respect thereof.

5. WARRANTIES

      5.1. The Vendors jointly and severally warrant to the Purchaser that:


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

            5.1.1 they have the right to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this Agreement;

            5.1.2 the Company is the owner of the full equitable and legal title to the Software free from any Encumbrances;

            5.1.3 the Company has no assets other than the Software and no liabilities other than the Loan;

            5.1.4 the Intellectual Property Rights in the Software are valid and subsisting and the Vendors do not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of the Software, or the Intellectual Property Rights in it;

            5.1.5 neither the Software nor its use or licensing infringes directly, or indirectly, the Intellectual Property Rights of any third party, and no third party has alleged any such infringement;

            5.1.6 the source code of, and all programmers' notes, documentation and drafts relating to, all the Software are in the possession of the Company or under its control, are kept in a secure environment and have not been disclosed to any third party; and

            5.1.7 the Company has not entered into any agreement or arrangement other than the assignment of the Software dated April 17, 2003 with the Vendors.

6. WAIVER

      6.1. The Purchaser acknowledges that it has been made aware of and accepts the fact that while the Software has been created with a particular purpose in mind, as described in Annex 1, it is nevertheless not guaranteed by the Vendors to fit any particular purpose, neither to be free of errors or malfunctions. The Vendors have assigned the Software on as-is basis, and therefore can not be held responsible for correcting possible errors or malfunctions, or in case the Purchaser decides that the Software is not fit for its business.

      6.2. The Purchaser agrees to assign irrevocable, royalty free, non-transferable, unlimited right to use the Software in binary form only to the specified existing customers of the Vendors, as stipulated in Annex 2.

7. GENERAL

      7.1. This Agreement may be executed in any number of counterparts all of which when taken together shall constitute one agreement.

      7.2. Save for Clause (which shall be enforceable by the Company), any person who is not a party to this Agreement may not enforce any of its terms under The Contracts (Rights of Third Parties) Act 1999. Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement to any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any such third party.


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

      7.3. The Vendors agree that they will do or procure the doing of all such acts and things and execute or procure the execution of all such documents as may be required on or subsequent to Completion to vest in the Purchaser legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms.

      7.4. The liability of the Vendors under this Agreement shall be joint and several.

      7.5. Failure to meet conditions stipulated under COMPLETION, CONSIDERATION, WARRANTIES or WAIVER sections of this Agreement by either party will terminate this Agreement, without any indemnity.

      7.6. This Agreement shall be governed by and construed in accordance with the law of England and Wales.

      7.7. The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

      7.8. Any demand, notice or other communication given or made under or in connection with this Agreement will be in writing.

      7.9. Any such demand, notice or other communication will be addressed as provided in clause and if so addressed will be deemed to have been duly given or made as follows:

            7.9.1 if sent by prepaid first class post, on the second business day after the date of posting; or

            7.9.2 if delivered by hand, upon delivery at the address provided for in this clause , unless such delivery occurs on a day which is not a business day or after 4 pin on a business day, in which case it will be deemed to have been given or made at 9 am on the next business day.

      7.10. Any demand, notice or other communication will be addressed (subject as provided in this clause) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service, provided however that in the case of a company it may instead (at the option of the sender) be addressed to its registered office for the time being.

IN WITNESS whereof this Agreement was signed on the date appearing on page 1.


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

SIGNED by VOLODYMYR V. DONCHENKO

in the presence of:

Witness Signature:    /s/ Volodymyr V. Donchenko

Name:         V. Donchenko

Address:        151 rue Jordan, 1060 Brussels, Belgium

Occupation:         IT Consultant


SIGNED by MICHEL UYTTEBROECK

in the presence of:

Witness Signature:         /s/ Michael Uyttebroeck

Name:         Michael Uyttebroeck

Address:      rue de la Brasserie, B-1050, Brussels, Belgium

Occupation:        Designer


Signed for and behalf of

FUTUREMEDIA PLC

By  /s/ Jan Vandamme
        Chairman


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

                                     ANNEX 1

                           Description of the Software

Aktivna (the software) has been conceived as an integrated Internet solution for rapid web site development and deployment with remote content management facilities.

A typical web site based on Aktivna (the software) technology is assembled from a set of pre-build or custom designed modules handling the content of the site and corresponding style sheets (graphic templates) which handle the presentation (the look) of the content. Aktivna (the software) aims to solve typical content integration and maintenance problems by allowing to easily add and remove content handling modules. As the application look is separated from the application code, it increases code re-usability, lowers maintenance efforts and offers an easy path for application white labelling. Part of Aktivna (the software) is designed to allow easy manipulation of data residing on different storage media, as such as LDAP directories, SQL databases, XML files. This part of the software takes care of data input, type validation and interfacing to the underlying storage system.

Aktivna (the software) is essentially an API (Application Programming Interface), its reference implementation in Java programming language, with a set of sample graphic templates and modules.

Aktivna (the software) is available in the following form:

1. Aktivna API documentation in Javadoc format, which includes Aktivna Framelet API (part of the whole Aktivna API designed for on-fly XML DOM document assembly) and Aktivna Databinding API (part of the whole Aktivna API designed to perform storage tasks)

2. Aktivna Framelet and Aktivna Databinding API reference implementations in Java programming language, which includes source and compiled Java code

3. Aktivna sample module implementations based on Aktivna Framelet and Databinding API, which include source and compiled Java code for the following modules:

      - Object Browser module (retrieve, update, and remove object's properties from the storage)

      - File system browser module (list, navigate, upload files to a file system's directory)

      -     XML Document module (integrate arbitrary XML file based content)

4. Sample XSLT style sheets which can be used with above mentioned modules

5. Sample configuration files and a demo implementation showing functionality of the above modules

6. Java Servlet/Filter component to integrate Framelet API implementation with standard Java Servlet engines

Aktivna (the software) relies on industry standard technologies such as XML and XSLT and has been developed in recent Java JDK environment (Sun JDK 1.3/1.4).


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

The Aktivna Framelet API has been developed, tested and deployed using third-party implementation of DOM and SAX parsers and XSLT processors (such as Xerces and Xalan implementations from Apache, http://xml.apache.org, or built-in XML parsers and XSLT processors from Resin servlet engine, httn://www.caucho.com), recent version of Java2 API (Sun JDK 1.4) incorporates such basic XML processing facilities in its JAXP API as a standard, which is expected to work with Aktivna API, though it has not been tested.

Other third-party API and tools used by the software reference implementation provide with non-critical functionality, such as free Apache LOW package from Apache Group (http://iakarta.apache.orp-/loi4i) used for logging and debugging, and free Castor XML Mapping package from Exolab (htta://www.castor.org/xml-framework.html) for XML configuration file processing (parts of the system has been updated to work with own SAX parser based configuration file processing facilities to eliminate the need of the Castor package).

The software requires third party software to run, such as Java2 run-time environment (Sun JRE or Sun JDK versions 1.3 or 1.4, or equivalent) and a Java Servlet engine (Caucho Resin or equivalent).

Aktivna (the software) is provided on as-is basis and the Vendors do not guarantee it is fit for any particular purpose, or it is free of any errors or malfunctions.


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                                     ANNEX 2

          Assignment of rights to use the Software to the third parties


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The Purchaser assigns irrevocable, non-transferable, royalty-free unlimited right to use the Software in binary form only to the existing clients of the Vendors which have obtained, purchased, have been offered or are in the process of negotiations to obtain or purchase products or services based on the Software. Such assignment of rights shall only be applied to the following clients, whether they are legal entities, physical persons, concepts, web sites or trademarks:

Palais de Beaux Art de Bruxelles (revolutionrestoration.be)
Systole (systole.be, globelnet.be)
Pcm-Group (pcm-group.com)
Training Decisions (training-decisions.com, theodn.com)
Mi-Fleurs Mi Passion (mifleur.be)
ArtyCash (artycash.be)
CAS (visiogram.net)
Business Management Consultants (bmc-online.com)
MindWorks (mindworks.be)
Xpresseo (xpresseo.be)
Chili Con Came (chili.be)
Machiavelli (machiavelli.com)
Krio (krio.net)
Piccaya (piccaya.com, watchtheworld.net, no-made.com, euro-voyage.com, euro-trip.com, postcards-online.com)
Algoexpress (algoexpress.be)
Son et Lumiere (son-lumiere.be)
Usage Externe (usage-externe.be)
Imprim'sport (imprimsport.be)
Treasury International (treasuryinternational.com, mytreasury.net) Adages (adages.be)
An artist Robert Quint (quint.be)
An artist Christophe Terlinden (0123456789.be)
An artist Sebastien Reuze (seb-reuze.be)
An artist Natasha Hebert (amazoneurbaine.com)
An artist Zini Tchelidze (zzini.org)
An artist Daryia Frolova (dariya.org)
An artist Aldona Holody (aldona.net)
Paklya.org (paklya.org, paklya.net...)
Sonic Partners (sonicpartners.com)
TheTicket (theticket.be)

The Internet addresses mentioned in parenthesis are for the reference purpose only, as their respective owners may decide to change commercial, artistic names or trademarks without Vendor's knowledge. The Vendors will undertake the necessary steps to update copyright notices which might have been mentioned within the services or products delivered or to be delivered to the above clients, upon the request of the Company.

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